SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, DC 20549

                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported) :  June 28, 1996


                         DELTA WOODSIDE INDUSTRIES, INC.

    (Exact name of registrant as specified in its Charter)


South Carolina                 0-10095                57-0535180
(State or other               (Commission            (IRS Employer
jurisdiction of                File Number)           Identification
incorporation)                                            Number)


                    233 North Main Street
                  Hammond square, Suite 200
                    Greenville, SC 29601
    (Address of principal executive offices)  (Zip Code)


Registrant's telephone number, including area code:  (864)232-8301



       (Former name or former address, if changed since last report)












Item 5.  Other Events

On June 28, 1996 Delta Woodside Industries, Inc. announced reserve and restructuring charges through the following press release:

Delta Woodside Industries, Inc. (NYSE-DLW) announced today that it is planning to take material charges to pre-tax income in the fourth fiscal quarter ending June 29, 1996.
The Company estimates that these charges will be in the range of $55-$60 million.

Although the Company expects that its unit inventories of branded apparel at fiscal year end will be down by about 25 per cent since July 1, 1995, it has found that the costs of reducing its excess branded apparel inventories are materially higher than originally expected. Therefore, a substantial portion of the remaining excess branded apparel inventories will be written down.

The Company has examined the valuation of all of its long lived assets, and will make certain adjustments, where applicable, principally to write down its long lived knitting and knit finishing assets.

Delta Woodside also intends to establish restructuring reserves, principally related to facility closings.

E. Erwin Maddrey, II, president and CEO stated "we believe that these actions are the proper response to domestic textile and apparel market conditions over the past year.
We are focusing our attention on our major profit detractors, and, at the same time, continuing our programs to further reduce product costs in our various businesses to take advantage of what we believe to be improving market conditions."

Delta Woodside Industries, Inc., headquartered in
Greenville, South Carolina, manufactures and sells a wide variety of textile fabrics and apparel, and is also engaged in the manufacture and distribution of physical fitness equipment. The Company, which employs about 7,100 people, operates 27 plants and 40 garment outlet stores. These facilities are located in 13 states, Costa Rica, and Honduras.

Item 7.    Financial Statements and Exhibits

         (a)-(c)    Not applicable











                          SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         DELTA WOODSIDE INDUSTRIES, INC.
                           (Registrant)

                         By: /s/ E. Erwin Maddrey, II


                         Name:  E. Erwin Maddrey, II


                         Title:  President and Chief Executive officer

                         Date:  June 28, 1996